Exhibit 4.3


                        RESTRICTED STOCK AWARD AGREEMENT

     THIS AGREEMENT, made as of this ____ day of [____________________], 2001, by and between Enzon, Inc., a Delaware corporation (the "Company"), and Arthur
J. Higgins ("Executive").

     WITNESSETH, THAT:

     WHEREAS, The Company wishes to grant a restricted stock award to Executive;

     NOW, THEREFORE, In consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Award

     The Company, effective as of the date of this Agreement, hereby grants to Executive a restricted stock award of 25,000 shares (the "Shares") of common stock of the Company (the "Common Stock") (against Executive's payment of $250 representing the par value thereof), subject to the terms and conditions set forth herein and to the terms of the Employment Agreement between the Company and Executive, dated as of May 9, 2001, as amended as of May 23, 2001 (the "Employment Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

     2. Vesting

     Subject to the terms and conditions of this Agreement and Section 10 of the Employment Agreement, the Executive's Shares shall vest according to the following schedule:

             Years of Service by Executive as an
           Employee of the Company Following Grant            Vested Percentage
           ---------------------------------------            -----------------

                              0                                   0%

                              1                                   20%

                              2                                   40%

                              3                                   60%

                              4                                   80%

                              5                                   100%

For purposes of this Section 2, years of service by Executive as an employee of the Company shall begin to accrue on May 31, 2001. One year of service shall consist of twelve (12) full calendar months of service. Any temporary absence from employment in excess of six (6) months shall not be considered as years of service.



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     3. Restriction on Transfer

     Until any group of Shares vests pursuant to Sections 2 or 4 hereof, none of such Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer such Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such Shares.

     4. Early Vesting; Forfeiture

     (a) Nonvested Shares may vest on an accelerated basis in accordance with the provisions of Section 10 of the Employment Agreement

     (b) Nonvested Shares may be forfeited in accordance with the provisions of
Section 10 of the Employment Agreement.

     5. Issuance and Custody of Certificate

     (a) The Company shall cause to be issued one or more stock certificates, registered in the name of Executive, evidencing the Shares. Each such certificate shall bear the following legends:

     "The shares of common stock represented by this certificate are subject to forfeiture, and the transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in an Employment Agreement entered into between Enzon, Inc. and the registered owner of such shares dated May 9, 2001, as amended as of May 23, 2001 and a Restricted Stock Award Agreement entered into between Enzon, Inc. and the registered owner of such shares. Copies of the Employment Agreement and Restricted Stock Award Agreement are on file in the office of Enzon, Inc."

     (b) Executive shall cause stock powers relating to the Shares executed by Executive to be delivered to the Company.

     (c) Each certificate issued pursuant to Section 5(a) hereof, together with the stock powers relating to the Shares, shall be deposited by the Company with the Secretary of the Company or a custodian designated by the Secretary. The Secretary or such custodian shall issue a receipt to Executive evidencing the certificate or certificates held which are registered in the name of Executive.

     (d) After any Shares subject to this Agreement vest pursuant to Sections 2 or 4(b) hereof, the Company shall promptly cause a certificate or certificates evidencing such vested Shares, (together with the stock powers relating to the Shares) to be released and delivered to Executive or Executive's legal representatives, beneficiaries or heirs.

     (e) Prior to issuance of the Shares, the Company shall have caused such issuance to be registered under the Securities Act of 1933, as amended.

     6. Distributions and Adjustments



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     (a) If all or any portion of the Shares vest in Executive subsequent to any change in the number or character of the shares of Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend or otherwise), Executive shall then receive upon such vesting the number and type of securities or other consideration which Participant would have received if the Shares had vested prior to the event changing the number or character of outstanding shares of Common Stock.

     (b) Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares prior to the date the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares. Any cash dividends payable with respect to the Shares shall be distributed to Executive at the same time cash dividends are distributed to shareholders of the Company generally.

     (c) Any additional shares of Common Stock, any securities and any other property (except for cash dividends) distributed with respect to the Shares prior to the date such Shares vest shall be promptly deposited with the Secretary or the custodian designated by the Secretary to be held in custody in accordance with Section 5(c) hereof.

     7. Taxes

     (a) The issuance of the Shares to Executive pursuant to this Agreement involves complex and substantial tax considerations, including, without limitation, consideration of the advisability of Executive making an election under Section 83(b) of the Internal Revenue Code. The Executive is urged to consult his own tax advisor with respect to the transactions described in this Agreement. The Company makes no warranties or representations whatsoever to the Executive regarding the tax consequences of the grant to the Executive of the Shares or this Agreement. Executive acknowledges that the making of any Section 83(b) election shall be his personal responsibility.

     (b) In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with this restricted stock award, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state income and social security taxes, which are the sole and absolute responsibility of Executive, are withheld or collected from Executive.

     (c) Executive may elect to satisfy his federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the order of the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a fair market value based on the last reported sale price of a share of Common Stock on the Nasdaq Stock Market (or if the shares no longer trade on the Nasdaq Stock Market, the closing or last reported price on the principal exchange or system on which they trade) (the "Fair Market Value") equal to the amount of such taxes, or (iii) delivering to the Company Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market


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Value of such fractional Share. The Participant's election must be made on or before the date that the amount of tax to be withheld is determined. Otherwise, the Company shall be entitled to withhold taxes due in such manner as the Company determines in its discretion.

     8. Miscellaneous

     (a) This Agreement is issued pursuant to the Employment Agreement entered into between the Executive and the Company and is subject to its terms. Executive hereby acknowledges receipt of a copy of the Employment Agreement. The Employment Agreement is also available for inspection during business hours at the principal office of the Company.

     (b) This Agreement shall not confer on Executive any right with respect to continuance of employment by the Company.

     IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be executed on the day and year first above written.



                                                 ENZON, INC.



                                                 By:________________________

                                                 Its:________________________



                                                 ____________________________
                                                 Arthur J. Higgins




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